Exhibit 16.1


                     [PricewaterhouseCoopers LLP Letterhead]


February 15, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by AptarGroup, Inc. Profit Sharing and Savings Plan (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Plan's Form 8-K report dated February 9, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP